Exhibit 99.1

545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 NYSE: FCH

For Immediate Release:

FELCOR TO ADD TWO NEW INDEPENDENT DIRECTORS

Reaches Agreement with Land & Buildings

February 19, 2016—FelCor Lodging Trust Incorporated (NYSE: FCH) today announced that the Company plans to appoint two new independent directors to its Board of Directors, who will then stand for re-election at the Company’s 2016 Annual Meeting of Stockholders. In connection with today’s announcement, FelCor also has entered into a letter agreement with Land and Buildings Investment Management, LLC (“Land and Buildings”), a registered investment advisor specializing in publicly traded real estate and real estate related securities.

Richard A. Smith, FelCor’s President and Chief Executive Officer noted, “FelCor’s Board has been keenly focused on enhancing corporate governance, including recently declassifying our Board and beginning a search this past fall to bring aboard additional, exceptionally qualified and independent directors who will enhance the overall Board diversity. We have always welcomed stockholder input, as reflected in this process, and are confident that all FelCor investors will benefit when we add two excellent new independent directors.”

FelCor and Land and Buildings are working together to recruit candidates, with the expectation that they will be elected by the Board as directors in the very near term and nominated and recommended by FelCor’s Board for election by the Company’s stockholders at their annual meetings this coming May and in 2017. The two new independent directors will be mutually agreed upon by the Company and Land and Buildings and will also be appointed one each to the Finance Committee and the Executive Committee of the Board. In addition, FelCor’s Board will empower the Finance Committee to review all finance and capital markets activity of the Company. To ensure appropriate Board size and reduce average Board tenure, FelCor’s Board expects that one long-serving FelCor director, as yet to be determined, will step down later this spring and that another long-serving director, as yet to be determined, will step down before FelCor’s 2017 annual meeting.

Jonathan Litt, Founder and CIO of Land and Buildings, stated, “We are pleased to have been able to work collaboratively with the Company to refresh its Board. We continue to believe there is significant upside potential at FelCor and are confident that the addition of two directors to the Board and on the Finance and Executive Committees will serve the interests of all FelCor stockholders to continue maximizing value.”

FelCor is actively executing on its long-term strategic plan, including marketing five properties for sale – including Morgans, Royalton and (some or all of) The Knickerbocker, repurchasing shares of its stock at prices significantly below net asset value using asset sale proceeds and further reducing overall leverage. “FelCor has made great strides delivering on its ongoing strategic initiatives, and we will continue to execute opportunistic asset sales, reduce debt and repurchase shares, all focused on enhancing long-term stockholder value,” added Mr. Smith.

About FelCor
FelCor, a real estate investment trust, owns a diversified portfolio of primarily upper-upscale and luxury hotels that are located in major urban and resort markets throughout the U.S. FelCor partners with top hotel companies that operate its properties under globally renowned names and as premier independent hotels. Additional information can be found on the company's website at www.felcor.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the federal securities laws. Numerous risks and uncertainties and other factors may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Certain of these risks and uncertainties are described under “Risk Factors” in our Annual Report on Form 10-K or in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Contact:
Stephen A. Schafer, Senior Vice President
(972) 444-4912
sschafer@felcor.com

Hugh Burns/Emily Deissler/Devin Broda
Sard Verbinnen & Co.
212-687-8080
hburns@sardverb.com
edeissler@sardverb.com
dbroda@sardverb.com